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                                                                   EXHIBIT 10.47

                              ADDENDUM AGREEMENT

              This Addendum Agreement is entered into as of this 7th day of December, 1998 between Sabratek Corporation ("Sabratek") and Coram Healthcare Corporation ("Coram").

                                   Recitals

              Coram and Sabratek entered into an Exclusive Supply Agreement for IV Infusion Pumps, IV Disposable Sets and Related Items, dated as of February 26, 1997 (as amended from time to time, the "IV Pump/Sets Agreement").

              Coram and Sabratek entered into an Exclusive Supply Agreement for Prefilled Saline and Heparin Flush Solution Syringes, dated as of May 6, 1998 (as amended from time to time, the "Prepared Syringes Agreement", and together with the IV Pump/Sets Agreement, the "Agreements").

              The parties desire to amend both Agreements by extending their maturity through December 31, 2008, and modifying certain credits, pricing features and liquidated damages provisions of the Agreements, as provided below.

              The parties also desire to enter into a service agreement whereby Coram agrees to perform evaluations, studies and related services and research with respect to Sabratek products in exchange for a payment, as provided below.

              Accordingly, in consideration of the modifications set forth below which provide benefits to both parties, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                                   Agreement

              1. Changes Affecting Prepared Syringes Agreement

              A. Term. The Contract term for the Prepared Syringes Agreement is hereby extended through December 31, 2008. The word "four" in line five of paragraph 4 of the Prepared Syringes Agreement is changed to "each". The term "Contract Term" as defined in paragraph 7 of the Prepared Syringes Agreement is changed extend to and end on December 31, 2008. The last sentence of paragraph 2 of Exhibit A of the Prepared Syringes Agreement is rewritten to read as follows: "Credits earned in the last contract year can be used to make purchases of the prefilled syringe products for a one year period following the last contract year."

              B. Initial. Sales Credit. The $500,000 sales credit offered to Coram in paragraph I of Exhibit A to the Prepared Syringes Agreement is deleted.



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              C. Annual Price Increases. The prices set forth in the Prepared
Syringes Agreement or otherwise quoted to Coram for products covered by that Agreement are subject to annual increases for orders placed on or after January 1st of each year starting with January 1, 2000. Annual increases shall be based on the most recently available percentage annual increase for the preceding year published in the Consumer Price Index Urban of the Bureau of Labor Statistics for the category Medical Care, but such increases shall not exceed 3.0% per year. Any provision in the Prepared Syringes Agreement which is inconsistent with or prohibits annual price increases as set forth above is deleted and superseded by this provision.

              D. Credit. In consideration as set forth in the Recitals of this Addendum Agreement, Sabratek grants to Coram an additional nonrefundable credit of $275,000.

              E. Liquidated Damages Addendum. In connection with the Prepared Syringes Agreement, the parties entered into an Indemnification Agreement Addendum to the Prefilled Syringe Agreement of May 9, 1998 (the "Indemnification Agreement"), which itself contained an Addendum to the Indemnification Agreement which replaced paragraph 3 of the Indemnification Agreement dealing with Sabratek's duty to indemnify Coram. if Sabratek were unable to continue to supply to Coram products covered by Prepared Syringes Agreement for regulatory reasons prior to the issuance of a 510(k) approval by the Food and Drug Administration. That Addendum to Indemnification Agreement and paragraph 3 of the Indemnification Agreement is hereby deleted and eliminated retroactive to the date of the Indemnification Agreement and the following language is substituted in its place:

              "3. Non-Delivery Damages. In the event Rocap is unable to continue to supply Products to Coram or a clinically equivalent prefilled syringe product, in lieu of all other damages, Sabratek shall pay Coram. an amount equal to the difference between Sabratek's price for the Product specified in the Exclusive Supply Agreement for Prefilled Saline and Heparin. Flush Solution Syringes dated as of May 6, 1998 between Sabratek and Coram. (the "Prepared. Syringes Agreement") and the price Coram pays for clinically equivalent substitute products it purchases for a period, the duration of which is the lesser of six months or the period of time Rocap is unable to continue to supply the Product to Coram."

              2. Changes Affecting the IV Pump/Sets Agreement.

              A. Term. The term or Contract Term of the IV Pump/Sets Agreement is hereby extended through December 31, 2008. Coram agrees that Sabratek will be and remain Coram's primary source of supply for, and Coram will use its best efforts to purchase from Sabratek, substantially all of Coram's requirements for IV pumps, IV pump monitoring systems, and IV disposable Sets for the entire extended Contract Term. The handwritten modification of the phrase "Contract Term" in paragraph 10 of the IV Pump/Sets Agreement permitting a shortened Contract Term in the event Coram purchases from Sabratek $25 million in gross dollar purchases of IV disposable sets is hereby eliminated.

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              B. Sets Price Increases. The prices set forth in Exhibit A of the
IV Pump/Sets Agreement for Sets or otherwise quoted to Coram for Sets covered by that Agreement are now subject to annual increases for orders received on or after January 1st of each year starting with January 1, 2000. Annual increases shall be based on the most recently available percentage annual increase for the preceding year published in the Consumer Price Index Urban of the Bureau of Labor Statistics for the category Medical Care, but such increases shall not exceed 3.0% per year. Any provision in the IV Pump/Sets Agreement which is inconsistent with or prohibits annual price increases as set forth above is deleted and superseded by this provision.

              C. Credit. In consideration as set forth in the Recitals of this Addendum Agreement, Sabratek grants to Coram an additional nonrefundable credit of $725,000.

              3. Other Terms Reaffirmed. Except as modified by this Addendum Agreement, all other terms and conditions of both Agreements remain in full force and effect and are hereby reaffirmed by the parties.

              4. Separateness of Agreements. This Addendum Agreement amends both Agreements by a single document for convenience only. It is not intended to transform both Agreements into a single interrelated agreement. Each Agreement remains separate from the other and a default in the provisions of one Agreement, as amended by this Addendum Agreement, shall not constitute a default under the other Agreement.

              5. Coram Evaluation Services Agreement.

              A. Coram Evaluation Services. Upon reasonable advance notice given by Sabratek to Coram prior to December 31, 2008, Coram agrees to perform validation and evaluation studies, testing and related research and work for new products and product features that Sabratek submits to it, including APM 2000 patent products, GDS blood monitoring, electronic, modem, and other telecommunication remote monitoring products for patient care, IV usage and other treatments. Coram and Sabratek shall agree in writing on the parameters, methods, duration, testing, equipment, environment, controls, commencement dates, duration, protocols, format, content and medium of data and reports, and other characteristics of the studies, evaluation, monitoring, research and other services to be performed by Coram. with respect to Sabratek designated products. Coram agrees to perform and discharge its services for Sabratek in a professional and competent manner. Coram shall offer to Sabratek charges or pricing and the promptness and timeliness of performance with respect to its services, at rates of charge and in a manner no less favorable than it offers to its most favored clients.

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              B. Payment. Sabratek agrees to pay no later than December 31,
                 1998, a nonrefundable $100,000 deposit to Coram, for the services Coram is to perform as described above.

              6. Authority. Each party represents to the other that it is duly incorporated, validly existing and has the requisite power and authority to enter into and perform this Addendum Agreement, and upon execution and delivery as set forth in the next paragraph, this Addendum Agreement will be legal, binding and enforceable against such party in accordance with its terms.

              7. Counterparts. This Addendum Agreement may be executed in counterparts by telecopy and shall be become binding when counterpart signatures or original signed counterparts are exchanged. If this Addendum Agreement is signed by telecopy, each party agrees to finish promptly thereafter original signed counterparts to the other, but failure to do so shall not affect the validity or enforceability of this Addendum Agreement.

              8. Clinical Suitability of Products. Coram's obligations to purchase any products described herein from Sabratek shall be suspended if Coram reasonably determines that use of any such product is unsafe or may result in injury to a patient. Such obligation shall be reinstated once Sabratek demonstrates to Coram's reasonable satisfaction that the product is once again safe.

SABRATEK CORPORATION                   CORAM HEALTHCARE CORPORATION

BY  /s/ Stephen L. Holden              BY  /s/ Robert Roose
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        Stephen L. Holden                      Robert Roose

ITS  President                         ITS  Sr. Vice President






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